Exhibit 99.1

New York Community Bancorp, Inc. Reports 2Q 2011 Diluted GAAP EPS of $0.27, Diluted Cash EPS of $0.33(1), and Diluted Operating EPS of $0.26(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

2Q 2011 Performance Highlights

  Solid Profitability Measures: GAAP earnings generated a 1.29% return on average tangible assets and a 16.76% return on average tangible stockholders' equity. (3)
  Improved Asset Quality:
    Non-performing non-covered loans declined $113.8 million, or 18.5%, linked-quarter to $503.0 million at June 30, 2011, and represented 1.76% of total loans, an improvement of 43 basis points.
    Non-performing non-covered assets represented 1.38% of total assets at the end of the quarter, a 20-basis point improvement from the measure at March 31st.
    Net charge-offs declined $11.8 million linked-quarter to $26.8 million, representing 0.09% of average loans, an improvement of five basis points.
  Strong Loan Production: Loans produced for investment totaled $2.9 billion in the current second quarter, exceeding the year-earlier volume by $1.9 billion and the trailing-quarter volume by $990.4 million.
  Meaningful Loan Growth: At $24.4 billion, non-covered loans held for investment, net, were up $810.9 million in the first half of 2011, signifying an annualized growth rate of 7.7%.(4)
  Margin Stability: At 3.50%, the margin was eight basis points narrower than the trailing-quarter margin and eight basis points wider than the margin in 2Q 2010.
  Increased Capital Strength: Excluding accumulated other comprehensive loss, net of tax (“AOCL”), the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose 25 basis points in the first six months of the year and 16 basis points linked-quarter, to 8.15% at June 30th. (3)
  Continued Efficiency: The GAAP efficiency ratio was 40.99% in 2Q 2011.(5)

Note: Please see the last page of this release for footnotes to the text.

WESTBURY, N.Y.--(BUSINESS WIRE)--July 21, 2011--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported GAAP earnings of $119.5 million, or $0.27 per diluted share, for the three months ended June 30, 2011, generating a 1.29% return on average tangible assets and a 16.76% return on average tangible stockholders' equity. (3)

The Company also reported second quarter 2011 operating earnings of $113.2 million, or $0.26 per diluted share, generating a 1.23% return on average tangible assets and a 15.90% return on average tangible stockholders' equity. (2)(3)

In addition, the Company generated cash earnings of $142.0 million, or $0.33 per diluted share, in the current second quarter, which added $22.6 million, or 18.9%, more to tangible capital than its comparable GAAP earnings alone. (1)(3)

Commenting on the Company's results, President and Chief Executive Officer Joseph R. Ficalora stated, “Our second quarter performance was highlighted by continued--and substantial--improvement in our asset quality measures, multi-family loan growth reflecting higher-volume originations, a notably stable margin, and significant capital strength.

“Continuing the improvement we saw in the first three months of the year, non-performing non-covered loans declined $113.8 million--more than 18%--to $503.0 million at the end of June. Reflecting the linked-quarter decline, non-performing non-covered loans represented 1.76% of total loans at June 30, 2011--a 43-basis point improvement over the last three months. Non-performing non-covered assets also declined during this time, resulting in a 20-basis point improvement in the ratio of non-performing non-covered assets to total assets to 1.38%.

“Another indication of the degree to which our asset quality improved in the second quarter was an $11.8 million decline in net charge-offs to $26.8 million, representing a modest 0.09% of average loans. Furthermore, the balance of loans 30 to 59 days past due fell to the lowest level in 15 quarters, amounting to just $17.9 million at the end of June.

“While the improvement in asset quality was certainly gratifying, we also were very pleased by the increase in the volume of loans we produced for our portfolio. In the first six months of 2010, loans originated for investment amounted to $1.7 billion; in the first six months of 2011, originations totaled $4.7 billion, representing a nearly three-fold increase. Most of the loans produced year-to-date consisted of multi-family credits. In fact, multi-family loans represented $2.0 billion of the current second quarter’s volume, representing a better than $900 million increase from the volume produced in the first quarter of this year.

“Although a high percentage of the multi-family loans we’ve produced year-to-date have involved the refinancing of existing credits, held-for-investment loans, net, rose $810.9 million in the first six months of the year. Excluding C&I loans that were sold in June, in connection with the disposition of our insurance premium financing business, the held-for-investment portfolio grew at an annualized rate of 7.7%. Furthermore, the increase in refinancing activity resulted in a higher level of prepayment penalty income, which contributed to the relative stability of our net interest margin in a challenging interest rate environment. As a result, our margin equaled 3.50% in the current second quarter, eight basis points narrower than the margin recorded in the trailing three months.

“Although earnings growth was inhibited by a continued decline in mortgage banking income, as weakness in the U.S. housing market continued, we nonetheless generated operating earnings of $113.2 million, or $0.26 per diluted share, in the last three months. (2) During this time, we also generated cash earnings of $142.0 million, or $0.33 per diluted share. (1)

“Reflecting both our earnings and the merits of our business model, adjusted tangible stockholders’ equity rose to $3.1 billion at the end of the second quarter, representing 8.15% of adjusted tangible assets, excluding the impact of AOCL. (3)

Board of Directors Declares $0.25 per Share Dividend, Payable on August 16th

“Reflecting our earnings capacity and the strength of our capital position, the Board of Directors last night declared our 30th consecutive quarterly cash dividend of $0.25 per share. The dividend is payable on August 16, 2011 to shareholders of record at the close of business on August 5th,” Mr. Ficalora said.

Balance Sheet Summary

Assets

Assets totaled $40.6 billion at June 30, 2011, down $588.1 million from the balance at December 31, 2010.

Loans

Loans, net, represented $28.8 billion, or 71.0%, of total assets at June 30, 2011 and were down modestly from the balance at December 31, 2010. Covered loans, net (i.e., acquired loans covered by FDIC loss sharing agreements), represented $4.0 billion, or 13.8%, of total loans at the end of the second quarter, reflecting a $298.3 million decrease from the balance at year-end. The remainder of the loan portfolio at June 30th consisted of non-covered loans held for investment and non-covered loans held for sale.

Non-Covered Loans Held for Sale

The portfolio of non-covered loans held for sale consists of one-to-four family loans that were originated throughout the country by the Company's mortgage banking subsidiary, NYCB Mortgage Company, LLC. Although the vast majority of these loans were agency-conforming loans originated for sale to government-sponsored enterprises ("GSEs"), a small number were jumbo loans originated under contract for sale to other financial institutions.

At June 30, 2011, the balance of one-to-four family loans held for sale was $491.7 million, reflecting a $15.7 million decline from the March 31st balance and a $715.4 million decline from the balance at December 31st. These reductions were due to the substantial slowdown in consumer refinancing and higher average market interest rates, which led to a decline in applications as consumers continued to be discouraged by the weakness of the U.S. housing market and economic uncertainty driven by continued high unemployment. Reflecting these factors, originations of one-to-four family loans for sale declined to $1.1 billion in the current second quarter from $1.5 billion in the trailing three months. In addition, rate-lock volume (a leading indicator of expected near-term loan funding levels) declined modestly to $1.6 billion on a linked-quarter basis, but was $2.0 billion less than the volume recorded in the year-earlier three months.

Non-Covered Loans Held for Investment

Non-covered loans held for investment rose $786.4 million from the year-end 2010 balance to $24.5 billion at June 30, 2011. The Company originated $4.7 billion of loans for investment in the first six months of 2011, in contrast to $1.7 billion in the first six months of 2010. The current six-month amount included second quarter originations of $2.9 billion, exceeding the trailing-quarter volume by $990.4 million and the year-earlier volume by $1.9 billion.

Multi-family loans represented $3.1 billion, or 66.1%, of loans originated for investment in the first six months of 2011, up $2.1 billion from the volume originated in the first six months of 2010. Included in the current six-month amount were second quarter originations of $2.0 billion, representing 70.7% of loans produced for investment in the quarter, up $919.8 million linked-quarter and $1.5 billion year-over-year.

At June 30, 2011, multi-family loans represented $17.1 billion, or 69.6%, of total non-covered loans held for investment, representing a $159.9 million increase from the March 31st balance and a $251.2 million increase from the balance at December 31, 2010. Notwithstanding the significant volume of multi-family loans produced for portfolio in the first half of 2011, portfolio growth was somewhat limited by an increase in refinancing activity and, to a much lesser extent, satisfactions. At June 30th, the average multi-family loan had a principal balance of $4.0 million; the multi-family loan portfolio had an average loan-to-value (“LTV”) ratio at origination of 58.0% and an expected weighted average life of 3.1 years at that date.

Commercial real estate (“CRE”) loan originations accounted for $1.1 billion, or 24.0%, of loans produced for investment in the first six months of 2011, up from $335.9 million, or 19.5%, in the first six months of 2010. Included in the current six-month amount were second quarter CRE loan originations of $619.0 million, representing 21.7% of loans produced for investment in the quarter, up $105.3 million and $414.5 million, respectively, from the volumes produced in the trailing and year-earlier three months.

CRE loans represented $6.1 billion, or 25.0%, of total loans held for investment at June 30, 2011, up $421.3 million from the March 31st balance and $684.5 million from the balance at December 31st. At the end of June, the average CRE loan had a principal balance of $3.5 million; the CRE loan portfolio had an average LTV ratio at origination of 53.2% and an expected weighted average life of 3.6 years at that date.

The remainder of the held-for-investment portfolio consisted of acquisition, development, and construction ("ADC") loans, other loans (primarily commercial and industrial, or C&I, loans), and seasoned one-to-four family loans, most of which were acquired in merger transactions prior to 2009. At June 30, 2011, ADC loans represented $523.7 million, or 2.1%, of loans held for investment, down $45.5 million from the balance at December 31st. Other loans fell $81.6 million during this time to $646.2 million, largely reflecting the disposition of the Company’s insurance premium financing business in the second quarter of the year. One-to-four family loans totaled $148.2 million at quarter-end.

Pipeline

At the present time, the pipeline is approximately $2.4 billion, including loans originated for investment of approximately $1.8 billion and one-to-four family loans originated for sale of approximately $688 million. Multi-family loans represent approximately $983 million of the current pipeline of held-for-investment loans.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

The Company's asset quality reflected substantial linked-quarter improvement, as non-performing loans declined $113.8 million, or 18.5%, from the March 31st balance to $503.0 million at June 30, 2011. Non-performing loans thus represented 1.76% of total loans at the end of the second quarter, reflecting a 43-basis point improvement from the measure at March 31st.

While the quality of the Company's non-covered loans held for investment improved in all five loan categories, the most significant improvement occurred in the portfolio of multi-family loans. At June 30, 2011, non-performing multi-family loans totaled $304.7 million, reflecting an $83.7 million, or 21.5%, reduction from the March 31st amount. Non-performing CRE loans improved to $105.2 million at the end of the second quarter, reflecting a $1.7 million decline over the three-month period.

Although the three-month decline in the balance of non-performing one-to-four family loans was relatively modest, the balance of non-performing ADC loans declined $22.6 million, to $63.0 million, over the course of the quarter, and the balance of non-performing other loans fell $5.3 million to $14.0 million during this time.

Non-performing assets declined $89.2 million, or 13.8%, from the March 31st balance, as the improvement in non-performing loans was somewhat tempered by a $24.6 million increase in OREO to $56.6 million. At June 30, 2011, non-performing assets represented $559.6 million, or 1.38%, of total assets, representing a 20-basis point improvement from the measure at March 31st.

Loans 30 to 89 days past due rose $4.4 million on a linked-quarter basis, to $53.1 million, but were down $97.9 million from the balance recorded at December 31st. Although loans 60 to 89 days past due rose $10.4 million linked-quarter, to $35.2 million, the balance of loans 30 to 59 days past due declined $6.0 million to $17.9 million during this time. In addition, while loans 60 to 89 days past due were down $6.0 million from the December 31st balance, loans 30 to 59 days past due were down $91.9 million over the six-month period.

Multi-family loans represented $14.7 million of loans 30 to 89 days past due at the end of the second quarter, representing a three-month improvement of $3.8 million and a more significant six-month improvement of $106.5 million. CRE loans represented $13.5 million of loans 30 to 89 days past due at the end of the second quarter, and were up $5.7 million and $5.3 million, respectively, over the three- and six-month periods. Although past due ADC, one-to-four family, and other loans rose modestly to $16.5 million, $3.3 million, and $5.2 million linked-quarter, the balances of past due other and one-to-four family loans reflected improvements over the first six months of the year.

Reflecting the meaningful decline in non-performing loans and the modest rise in loans 30 to 89 days past due, total delinquencies amounted to $612.8 million at the end of the second quarter, down $84.8 million, or 12.2%, from the March 31st balance and $190.8 million, or 23.7%, from the balance at December 31, 2010.

The level of net charge-offs also declined over the course of the quarter, to $26.8 million, from $38.6 million in the three months ended March 31, 2011. The second quarter 2011 amount represented 0.09% of average loans on a non-annualized basis, a five-basis point improvement from the measure at March 31st. Multi-family and CRE loans represented $21.4 million and $1.3 million, respectively, of net charge-offs in the current second quarter, while ADC, one-to-four family, and other loans accounted for $2.7 million, $126,000, and $1.4 million, respectively.

In the second quarter of 2011, the provision for losses on non-covered loans was $15.0 million, down from $26.0 million in the first quarter of this year. Reflecting the current second quarter provision and the improvement in net charge-offs, the allowance for losses on non-covered loans was $134.5 million at June 30, 2011, representing 26.73% of non-performing non-covered loans at that date. At March 31st, the allowance for losses on non-covered loans was $146.3 million and represented 23.72% of non-performing non-covered loans.

Securities

Reflecting the purchase of GSE securities, the securities portfolio rose to $5.7 billion, representing 14.0% of total assets, at June 30, 2011 from $4.8 billion, representing 11.7% of total assets, at March 31, 2011. Held-to-maturity securities rose $1.2 billion from the March 31st balance to $5.5 billion, more than offsetting a $328.5 million decline in the balance of available-for-sale securities to $162.3 million.

Funding Sources

Deposits totaled $21.8 billion at the end of the second quarter, reflecting an $11.3 million reduction from the balance recorded at December 31, 2010. Although certificates of deposit ("CDs") fell $604.7 million during this time, to $7.2 billion, the reduction was substantially tempered by a $593.4 million increase in the combined balance of NOW and money market accounts, savings accounts, and non-interest-bearing accounts, to $14.6 billion.

Wholesale borrowings declined $518.7 million to $12.0 billion in the first six months of 2011 and represented 29.5% of total assets at the end of June.

Stockholders’ Equity

Stockholders’ equity totaled $5.6 billion at June 30, 2011, up $33.9 million from the balance recorded at December 31, 2010. The June 30th balance was equivalent to 13.69% of total assets, reflecting a 27-basis point increase from the measure at year-end.

Tangible stockholders' equity rose $48.4 million during this time to $3.1 billion. Excluding AOCL, the ratio of adjusted tangible stockholders' equity to adjusted tangible assets rose 25 basis points from the December 31st measure to 8.15% at the end of June.(3)

The Company’s subsidiary banks also reported solid levels of capital at the end of the second quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At June 30, 2011, New York Community Bank and New York Commercial Bank had Tier 1 leverage capital ratios of 9.00% and 10.72%, respectively, exceeding the minimum required for “well capitalized” classification by 400 and 572 basis points, respectively.

Earnings Summary for the Three Months Ended June 30, 2011

The Company generated GAAP earnings of $119.5 million, or $0.27 per diluted share, in the current second quarter, as compared to $123.2 million, or $0.28 per diluted share, in the trailing quarter and $131.4 million, or $0.30 per diluted share, in the second quarter of 2010.

The Company also generated operating earnings of $113.2 million, or $0.26 per diluted share, in the current second quarter, as compared to $117.2 million, or $0.27 per diluted share, in the trailing quarter, and $129.9 million, or $0.30 per diluted share in the three months ended June 30, 2010. (2)

The difference between the Company's GAAP and operating earnings in the current second quarter was attributable to a $5.9 million, or $0.01 per diluted share, after-tax gain on the aforementioned business disposition and an $11.2 million, or $0.03 per diluted share, after-tax gain on the sale of certain securities. These gains were offset by a $10.8 million, or $0.03 per diluted share, after-tax loss on the other-than-temporary impairment ("OTTI") of certain preferred stock. (2)

The difference between the Company’s GAAP and operating earnings in the trailing quarter was a $6.0 million, or $0.01 per diluted share, after-tax net gain on the sale of securities. In the second quarter of 2010, the difference between the Company's GAAP and operating earnings was a $1.8 million after-tax gain on business acquisition, which was nominally tempered by certain acquisition-related costs. (2)

Net Interest Income

The Company generated net interest income of $301.9 million in the current second quarter, signifying a linked-quarter decrease of $1.3 million and a year-over-year increase of $7.7 million.

Year-over-Year Comparison

The year-over-year increase in net interest income was the result of a $14.2 million decline in interest income to $469.0 million and a $21.9 million decline in interest expense to $167.1 million. The decrease in interest income was the net effect of a $105.3 million rise in the average balance of interest-earning assets to $34.5 billion and an 18-basis point decrease in the average yield to 5.44%. The latter decline was driven by a reduction in the average balances of covered loans and one-to-four family loans held for sale, which adversely impacted the average balance and yield on loans and interest-earning assets, and by the replenishment of the multi-family and CRE loan portfolios at lower market yields.

Reflecting these factors, loans generated interest income of $408.3 million in the current second quarter, down $8.9 million from the level recorded in the year-earlier three months. Although the average balance of loans rose modestly to $28.6 billion, and was accompanied by a $23.6 million increase in prepayment penalty income to $25.9 million, the benefit was exceeded by the impact of a 14-basis point decline in the average yield on such assets to 5.70%, as market interest rates declined.

The decline in interest income also was due to a $5.3 million decrease in the interest income produced by securities and money market investments, to $60.7 million, as the benefit of an $18.5 million rise in the average balance of such assets, to $5.9 billion, was exceeded by the impact of a 37-basis point decline in the average yield to 4.15%.

The year-over-year decline in interest expense was primarily due to a $1.8 billion reduction in the average balance of interest-bearing liabilities to $33.1 billion and a 14-basis point reduction in the average cost to 2.03%. The interest expense produced by interest-bearing deposits declined $20.0 million year-over-year to $39.6 million, as the average balance of such funds fell $1.1 billion to $20.1 billion and the average cost dropped 34 basis points to 0.79%. The decline in the interest expense from deposits was due to a $1.8 billion reduction in the average balance of CDs to $7.2 billion and a 28-basis point reduction in the average cost of such funds to 1.38%.

The interest expense produced by borrowed funds declined $1.9 million to $127.5 million in the current second quarter, as the average balance of such liabilities fell $725.1 million to $13.0 billion, exceeding the impact of a 15-basis point increase in the average cost to 3.93%.

Linked-Quarter Comparison

Interest income declined $1.9 million on a linked-quarter basis, exceeding the impact of a $607,000 decrease in interest expense. For the most part, these declines were due to the same factors that contributed to the year-over-year reductions in interest income and interest expense, albeit to a lesser degree.

The decline in interest income was the net effect of an $834.5 million increase in the average balance of interest-earning assets and a 16-basis point reduction in the average yield. The interest income generated by loans fell $7.7 million during this time, as the benefit of a $152.1 million rise in the average balance and a $6.2 million increase in prepayment penalty income was exceeded by the impact of a 14-basis point reduction in the average yield. The decline in the interest income generated by loans was tempered by a $5.7 million increase in the interest income generated by securities and money market investments, as the average balance of such assets rose $682.5 million on a linked-quarter basis, softening the impact of a 10-basis point decline in the average yield.

The decline in interest expense was the net effect of a $50.1 million increase in the average balance of interest-bearing liabilities and a three-basis point reduction in the average cost of funds. During the quarter, the interest expense produced by interest-bearing deposits fell $2.7 million, as a $79.8 million rise in the average balance was tempered by a seven-basis point drop in the average cost. In the meantime, the interest expense produced by borrowed funds rose $2.1 million, the net effect of a $29.6 million decrease in the average balance and a four-basis point increase in the average cost.

Interest Rate Spread and Net Interest Margin

In the second quarter of 2011, the Company’s interest rate spread and net interest margin were impacted by the same factors that impacted its net interest income. At 3.41%, the Company's spread was 13 basis points narrower than the trailing-quarter measure and four basis points narrower than the year-earlier spread. At 3.50%, the Company's margin was eight basis points narrower on a linked-quarter basis, but eight basis points wider than the margin recorded in the second quarter of 2010.

Prepayment penalty income added 30 basis points to the Company's spread and margin in the current second quarter, up seven basis points linked-quarter and 27 basis points year-over-year.

Provision for Loan Losses

The provision for losses on non-covered loans was $15.0 million in the current second quarter, down from $26.0 million and $22.0 million, respectively, in the trailing and year-earlier three months.

The Company also recorded an $8.7 million provision for covered loans in the current second quarter. This provision was largely due to credit deterioration in the C&I loan portfolio acquired in the Desert Hills Bank ("Desert Hills") transaction, and in the portfolios of home equity lines of credit acquired in the acquisitions of both Desert Hills and AmTrust Bank. The provision for covered loans was largely offset by FDIC indemnification income of $7.6 million that was recorded in non-interest income for the three months ended June 30, 2011.

Non-Interest Income

Non-interest income totaled $58.9 million in the current second quarter, comparable to the trailing-quarter level, but down $13.6 million from the level recorded in the second quarter of 2010. Mortgage banking income, fee income, income from bank-owned life insurance, and other income (the four ongoing sources of non-interest income) together generated non-interest income of $40.8 million in the current second quarter, down from $48.6 million in the trailing quarter and $69.6 million in the second quarter of 2010.

The linked-quarter and year-over-year reductions were primarily due to declines in mortgage banking income, as higher average market interest rates, economic uncertainty, and continued weakness in the U.S. housing market put a significant damper on refinancing activity and new home purchases. Reflecting these factors, mortgage banking income declined $8.2 million and $27.7 million, respectively, from the levels recorded in the trailing and year-earlier quarters, to $11.8 million in the second quarter of this year.

The linked-quarter reduction in mortgage banking income reflects a $6.4 million decline in income from originations to $9.3 million and a $1.7 million decline in servicing income to $2.5 million. The year-over-year reduction reflects a $14.8 million decrease in income from originations and a $12.9 million decrease in income from servicing.

Also included in second quarter 2011 non-interest income were net securities gains of $18.7 million, a $9.8 million gain on business disposition, and FDIC indemnification income of $7.6 million, which exceeded the impact of an $18.1 million loss on the OTTI of certain preferred stock. In the trailing and year-earlier quarters, the Company's non-interest income included net securities gains of $10.0 million and a $2.9 million gain on acquisition, respectively.

Non-Interest Expense

Non-interest expense consists of operating expenses (comprised of compensation and benefits, occupancy and equipment, and general and administrative, or G&A, expenses) and the amortization of core deposit intangibles ("CDI"). In the current second quarter, non-interest expense totaled $155.0 million, representing a linked-quarter increase of $8.3 million and a year-over-year increase of $13.7 million.

Operating expenses accounted for $147.9 million of non-interest expense in the current second quarter, and were up $8.6 million and $14.4 million, respectively, from the prior-period amounts. The linked-quarter increase was largely due to a $7.6 million rise in G&A expense to $52.9 million, primarily reflecting a $4.1 million increase in FDIC deposit insurance premiums. Compensation and benefits expense rose $1.2 million during this time, to $73.2 million, while occupancy and equipment expense declined a nominal amount to $21.8 million.

The year-over-year increase in operating expenses stemmed from a $9.3 million rise in G&A expense, together with a $5.4 million increase in compensation and benefits expense. The year-over-year rise in G&A expense was due to the same factors that drove the linked-quarter increase; the year-over-year increase in compensation and benefits expense reflects normal salary increases and stock award grants.

Income Tax Expense

Income tax expense declined $3.4 million linked-quarter and $9.3 million year-over-year, to $62.6 million, as pre-tax income fell $7.1 million and $21.3 million, respectively, over the corresponding periods to $182.1 million in the second quarter of 2011. The effective tax rate was 34.4% in the current second quarter, as compared to 34.9% and 35.4%, respectively, in the trailing and year-earlier three months.

Earnings for the Six Months Ended June 30, 2011

The Company generated GAAP earnings of $242.6 million, or $0.55 per diluted share, in the first six months of 2011, as compared to $255.6 million, or $0.59 per diluted share, in the first six months of 2010.

Operating earnings amounted to $230.4 million, or $0.52 per diluted share, in the current six-month period, as compared to $255.8 million, or $0.59 per diluted share, in the year-earlier six months. (2)

In addition, the Company generated cash earnings of $277.8 million, or $0.64 per diluted share, in the current-six month period, adding $35.2 million, or 14.5%, more to tangible stockholders’ equity than its six-month 2011 GAAP earnings alone. (1)(3)

About New York Community Bancorp, Inc.

With assets of $40.6 billion at June 30, 2011, New York Community Bancorp, Inc. is currently the 21st largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 242 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

The Company will host a conference call on Thursday, July 21, 2011, at 9:30 a.m. (Eastern Time) to discuss its second quarter 2011 performance and strategies. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 2Q11NYCB. A replay will be available approximately two hours following completion of the call through midnight on July 25th, and may be accessed by calling 800-283-4595 (domestic) or 402-220-0873 (international) and providing the same access code. The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 18, 2011.

Third Quarter 2011 Earnings Release Date

The Company currently expects to issue its earnings release for the third quarter of 2011 on Wednesday, October 19, 2011. Conference call details will be announced, and posted to the Company’s web site, during the last week of September.

Forward-Looking Statements

This earnings release and the associated conference call include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2010 and our Form 10-Q for the quarter ended March 31, 2011, including in the Risk Factors section of those and other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, our conference call, during investor presentations, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$710,113	$1,927,542
Securities:
Available-for-sale	162,272	652,956
Held-to-maturity	5,506,643	4,135,935
Total securities	5,668,915	4,788,891
Loans held for sale	491,724	1,207,077
Non-covered mortgage loans held for investment:
Multi-family	17,053,088	16,801,868
Commercial real estate	6,122,749	5,438,270
Acquisition, development, and construction	523,686	569,193
One-to-four family	148,194	170,392
Total non-covered mortgage loans held for investment	23,847,717	22,979,723
Non-covered other loans held for investment	646,221	727,771
Total non-covered loans held for investment	24,493,938	23,707,494
Less: Allowance for losses on non-covered loans	(134,471)	(158,942)
Non-covered loans held for investment, net	24,359,467	23,548,552
Covered loans	4,008,287	4,297,869
Less: Allowance for losses on covered loans	(20,611)	(11,903)
Covered loans, net	3,987,676	4,285,966
Total loans, net	28,838,867	29,041,595
Federal Home Loan Bank stock, at cost	424,737	446,014
Premises and equipment, net	245,799	233,694
FDIC loss share receivable	759,790	814,088
Goodwill	2,436,131	2,436,159
Core deposit intangibles, net	63,205	77,734
Other assets (includes $81,435 and $62,412, respectively, of other real estate owned covered by
loss sharing agreements)	1,455,068	1,424,972
Total assets	$40,602,625	$41,190,689

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,637,555	$8,235,825
Savings accounts	3,965,527	3,885,785
Certificates of deposit	7,230,447	7,835,161
Non-interest-bearing accounts	1,964,182	1,852,280
Total deposits	21,797,711	21,809,051
Borrowed funds:
Wholesale borrowings	11,981,912	12,500,659
Junior subordinated debentures	426,846	426,992
Other borrowings	608,526	608,465
Total borrowed funds	13,017,284	13,536,116
Other liabilities	227,527	319,302
Total liabilities	35,042,522	35,664,469
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 437,423,850 and 435,646,845 shares issued,
and 437,414,149 and 435,646,845 shares outstanding, respectively)	4,374	4,356
Paid-in capital in excess of par	5,300,199	5,285,715
Retained earnings	306,082	281,844
Treasury stock, at cost (9,701 shares)	(150)	--
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(798)	12,600
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(13,365)	(20,572)
Pension and post-retirement obligations, net of tax	(36,239)	(37,723)
Total accumulated other comprehensive loss, net of tax	(50,402)	(45,695)
Total stockholders’ equity	5,560,103	5,526,220
Total liabilities and stockholders’ equity	$40,602,625	$41,190,689

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Interest Income:
Mortgage and other loans	$408,292	$415,942	$417,168	$824,234	$830,843
Securities and money market investments	60,716	54,981	66,019	115,697	134,722
Total interest income	469,008	470,923	483,187	939,931	965,565

Interest Expense:
NOW and money market accounts	10,398	11,154	16,413	21,552	32,844
Savings accounts	4,206	4,127	5,800	8,333	11,545
Certificates of deposit	24,952	26,974	37,327	51,926	74,880
Borrowed funds	127,508	125,416	129,446	252,924	257,511
Total interest expense	167,064	167,671	188,986	334,735	376,780
Net interest income	301,944	303,252	294,201	605,196	588,785
Provision for losses on non-covered loans	15,000	26,000	22,000	41,000	42,000
Provision for losses on covered loans	8,708	--	--	8,708	--
Net interest income after provisions for
loan losses	278,236	277,252	272,201	555,488	546,785

Non-Interest Income:
Fee income	12,143	11,899	14,088	24,042	28,053
Bank-owned life insurance	7,564	6,889	6,775	14,453	14,176
Net gain (loss) on sale of securities	18,743	9,992	--	28,735	(8)
Gain on business disposition	9,823	--	--	9,823	--
Loss on other-than-temporary impairment
of securities	(18,124)	--	--	(18,124)	--
Mortgage banking income	11,774	19,938	39,499	31,712	67,032
FDIC indemnification income	7,624	--	--	7,624	--
Gain on business acquisition	--	--	2,883	--	2,883
Other income	9,341	9,892	9,271	19,233	15,424
Total non-interest income	58,888	58,610	72,516	117,498	127,560

Non-Interest Expense:
Operating expenses:
Compensation and benefits	73,218	72,068	67,797	145,286	134,697
Occupancy and equipment	21,770	21,940	22,115	43,710	43,780
General and administrative	52,912	45,309	43,576	98,221	83,866
Total operating expenses	147,900	139,317	133,488	287,217	262,343
Amortization of core deposit intangibles	7,144	7,385	7,883	14,529	15,775
Total non-interest expense	155,044	146,702	141,371	301,746	278,118
Income before income taxes	182,080	189,160	203,346	371,240	396,227
Income tax expense	62,621	65,984	71,919	128,605	140,651
Net Income	$119,459	$123,176	$131,427	$242,635	$255,576

Basic earnings per share	$0.27	$0.28	$0.30	$0.55	$0.59
Diluted earnings per share	$0.27	$0.28	$0.30	$0.55	$0.59

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATIONS OF GAAP AND OPERATING EARNINGS (unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended June 30, 2011, March 31, 2011, and June 30, 2010 and for the six months ended June 30, 2011 and 2010 follow:
	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2011	2011	2010	2011	2010
GAAP Earnings	$119,459	$123,176	$131,427	$242,635	$255,576
Adjustments to GAAP earnings:
Gain on sale of securities	(18,743)	(9,992)	--	(28,735)	--
Gain on business disposition	(9,823)	--	--	(9,823)	--
Loss on other-than-temporary impairment
of securities	18,124	--	--	18,124	--
Gain on business acquisition	--	--	(2,883)	--	(2,883)
Acquisition-related costs	--	--	456	--	3,138
Income tax effect	4,143	4,016	942	8,159	(14)
Operating earnings	$113,160	$117,200	$129,942	$230,360	$255,817

Diluted GAAP Earnings per Share	$0.27	$0.28	$0.30	$0.55	$0.59
Adjustments to diluted GAAP earnings per share:
Gain on sale of securities	(0.03)	(0.01)	--	(0.04)	--
Gain on business disposition	(0.01)	--	--	(0.01)	--
Loss on other than temporary impairment
of securities	0.03	--	--	0.02	--
Gain on business acquisition	--	--	--	--	--
Acquisition-related costs	--	--	--	--	--
Diluted operating earnings per share	$0.26	$0.27	$0.30	$0.52	$0.59

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATION OF GAAP AND CASH EARNINGS (unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear on the following page.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended June 30, 2011, March 31, 2011, and June 30, 2010 and for the six months ended June 30, 2011 and 2010 follow:
(in thousands, except per share data)	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
GAAP Earnings	$119,459	$123,176	$131,427	$242,635	$255,576
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-
related benefit plans	4,005	3,612	4,006	7,617	8,063
Associated tax effects	613	1,639	446	2,252	1,103
Dividends on unallocated ESOP shares	--	--	75	--	150
Loss on other-than-temporary impairment of securities	10,800	--	--	10,800	--
Amortization of core deposit intangibles	7,144	7,385	7,883	14,529	15,775
Total additional contributions to tangible stockholders’ equity (1)	22,562	12,636	12,410	35,198	25,091
Cash earnings	$142,021	$135,812	$143,837	$277,833	$280,667

Diluted GAAP Earnings per Share	$0.27	$0.28	$0.30	$0.55	$0.59
Add back:
Amortization and appreciation of shares held in stock-
related benefit plans	0.01	0.01	0.01	0.02	0.02
Associated tax effects	--	--	--	0.01	--
Dividends on unallocated ESOP shares	--	--	--	--	--
Loss on other-than-temporary impairment of securities	0.03	--	--	0.03	--
Amortization of core deposit intangibles	0.02	0.02	0.02	0.03	0.04
Total additions	0.06	0.03	0.03	0.09	0.06
Diluted cash earnings per share	$0.33	$0.31	$0.33	$0.64	$0.65

Cash Earnings Data:
Cash return on average assets	1.39%	1.33%	1.36%	1.36%	1.32%
Cash return on average tangible assets (1)	1.48	1.42	1.44	1.45	1.41
Cash return on average stockholders’ equity	10.41	9.86	10.78	10.13	10.49
Cash return on average tangible stockholders’ equity (1)	19.23	18.10	20.54	18.66	19.95
Cash efficiency ratio (2)	37.97	37.50	35.31	37.74	35.50
(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear on the following page.
(2)	We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY, TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES (unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in their analysis of our performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended June 30, 2011, March 31, 2011, and December 31, 2010 and the six months ended June 30, 2011 and 2010 follow:
	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	Dec. 31,	June 30,	June 30,
	2011	2011	2010	2011	2010
(in thousands)
Total Stockholders’ Equity	$5,560,103	$5,540,586	$5,526,220	$5,560,103	$5,441,603
Less: Goodwill	(2,436,131)	(2,436,159)	(2,436,159)	(2,436,131)	(2,436,327)
Core deposit intangibles	(63,205)	(70,349)	(77,734)	(63,205)	(93,226)
Tangible stockholders’ equity	$3,060,767	$3,034,078	$3,012,327	$3,060,767	$2,912,050

Total Assets	$40,602,625	$41,046,944	$41,190,689	$40,602,625	$42,005,916
Less: Goodwill	(2,436,131)	(2,436,159)	(2,436,159)	(2,436,131)	(2,436,327)
Core deposit intangibles	(63,205)	(70,349)	(77,734)	(63,205)	(93,226)
Tangible assets	$38,103,289	$38,540,436	$38,676,796	$38,103,289	$39,476,363

Tangible Stockholders’ Equity	$3,060,767	$3,034,078	$3,012,327	$3,060,767	$2,912,050
Add back: Accumulated other comprehensive loss,
net of tax	50,402	50,521	45,695	50,402	52,805
Adjusted tangible stockholders’ equity	$3,111,169	$3,084,599	$3,058,022	$3,111,169	$2,964,855

Tangible Assets	$38,103,289	$38,540,436	$38,676,796	$38,103,289	$39,476,363
Add back: Accumulated other comprehensive loss,
net of tax	50,402	50,521	45,695	50,402	52,805
Adjusted tangible assets	$38,153,691	$38,590,957	$38,722,491	$38,153,691	$39,529,168

Average Stockholders’ Equity	$5,458,017	$5,511,970	$5,522,942	$5,484,845	$5,350,216
Less: Average goodwill and core deposit intangibles	(2,503,966)	(2,511,349)	(2,519,028)	(2,507,637)	(2,537,151)
Average tangible stockholders’ equity	$2,954,051	$3,000,621	$3,003,914	$2,977,208	$2,813,065

Average Assets	$40,853,788	$40,713,044	$41,047,792	$40,783,804	$42,476,420
Less: Average goodwill and core deposit intangibles	(2,503,966)	(2,511,349)	(2,519,028)	(2,507,637)	(2,537,151)
Average tangible assets	$38,349,822	$38,201,695	$38,528,764	$38,276,167	$39,939,269

Net Income	$119,459	$123,176	$149,832	$242,635	$255,576
Add back: Amortization of core deposit intangibles,
net of tax	4,286	4,431	4,681	8,717	9,623
Adjusted net income	$123,745	$127,607	$154,513	$251,352	$265,199

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

	For the Three Months Ended June 30,
	2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,643,118	$408,292	5.70%	$28,556,327	$417,168	5.84%
Securities and money market investments	5,859,082	60,716	4.15	5,840,583	66,019	4.52
Total interest-earning assets	34,502,200	469,008	5.44	34,396,910	483,187	5.62
Non-interest-earning assets	6,351,588			8,043,269
Total assets	$40,853,788			$42,440,179
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,794,496	$10,398	0.47%	$8,225,442	$16,413	0.80%
Savings accounts	4,022,838	4,206	0.42	3,918,920	5,800	0.59
Certificates of deposit	7,245,588	24,952	1.38	8,995,990	37,327	1.66
Total interest-bearing deposits	20,062,922	39,556	0.79	21,140,352	59,540	1.13
Borrowed funds	13,018,339	127,508	3.93	13,743,459	129,446	3.78
Total interest-bearing liabilities	33,081,261	167,064	2.03	34,883,811	188,986	2.17
Non-interest-bearing deposits	1,988,889			1,783,907
Other liabilities	325,621			436,113
Total liabilities	35,395,771			37,103,831
Stockholders’ equity	5,458,017			5,336,348
Total liabilities and stockholders’ equity	$40,853,788			$42,440,179
Net interest income/interest rate spread		$301,944	3.41%		$294,201	3.45%
Net interest margin			3.50%			3.42%
Ratio of interest-earning assets to interest-
bearing liabilities			1.04x			0.99x

Core deposits (1)	$14,806,223	$14,604	0.40%	$13,928,269	$22,213	0.64%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2011			March 31, 2011
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,643,118	$408,292	5.70%	$28,491,025	$415,942	5.84%
Securities and money market investments	5,859,082	60,716	4.15	5,176,631	54,981	4.25
Total interest-earning assets	34,502,200	469,008	5.44	33,667,656	470,923	5.60
Non-interest-earning assets	6,351,588			7,045,388
Total assets	$40,853,788			$40,713,044
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,794,496	$10,398	0.47%	$8,430,376	$11,154	0.54%
Savings accounts	4,022,838	4,206	0.42	3,910,617	4,127	0.43
Certificates of deposit	7,245,588	24,952	1.38	7,642,160	26,974	1.43
Total interest-bearing deposits	20,062,922	39,556	0.79	19,983,153	42,255	0.86
Borrowed funds	13,018,339	127,508	3.93	13,047,968	125,416	3.89
Total interest-bearing liabilities	33,081,261	167,064	2.03	33,031,121	167,671	2.06
Non-interest-bearing deposits	1,988,889			1,811,249
Other liabilities	325,621			358,704
Total liabilities	35,395,771			35,201,074
Stockholders’ equity	5,458,017			5,511,970
Total liabilities and stockholders’ equity	$40,853,788			$40,713,044
Net interest income/interest rate spread		$301,944	3.41%		$303,252	3.54%
Net interest margin			3.50%			3.58%
Ratio of interest-earning assets to interest-
bearing liabilities			1.04x			1.02x

Core deposits (1)	$14,806,223	$14,604	0.40%	$14,152,242	$15,281	0.44%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

	For the Six Months Ended
	June 30, 2011			June 30, 2010
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,567,491	$824,234	5.77%	$28,423,753	$830,843	5.85%
Securities and money market investments	5,519,741	115,697	4.19	5,942,000	134,722	4.53
Total interest-earning assets	34,087,232	939,931	5.52	34,365,753	965,565	5.62
Non-interest-earning assets	6,696,572			8,110,667
Total assets	$40,783,804			$42,476,420
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,613,442	$21,552	0.50%	$8,294,307	$32,844	0.80%
Savings accounts	3,967,038	8,333	0.42	3,869,949	11,545	0.60
Certificates of deposit	7,442,778	51,926	1.14	8,986,810	74,880	1.68
Total interest-bearing deposits	20,023,258	81,811	0.82	21,151,066	119,269	1.14
Borrowed funds	13,033,071	252,924	3.91	13,825,801	257,511	3.75
Total interest-bearing liabilities	33,056,329	334,735	2.04	34,976,867	376,780	2.17
Non-interest-bearing deposits	1,900,559			1,740,284
Other liabilities	342,071			409,053
Total liabilities	35,298,959			37,126,204
Stockholders’ equity	5,484,845			5,350,216
Total liabilities and stockholders’ equity	$40,783,804			$42,476,420
Net interest income/interest rate spread		$605,196	3.48%		$588,785	3.45%
Net interest margin			3.54%			3.41%
Ratio of interest-earning assets to interest-
bearing liabilities			1.03x			0.98x

Core deposits (1)	$14,481,039	$29,885	0.42%	$13,904,540	$44,389	0.64%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
GAAP EARNINGS DATA:
Net income	$119,459	$123,176	$131,427	$242,635	$255,576
Basic earnings per share	0.27	$0.28	0.30	0.55	0.59
Diluted earnings per share	0.27	0.28	0.30	0.55	0.59
Return on average assets	1.17%	1.21%	1.24%	1.19%	1.20%
Return on average tangible assets (1)	1.29	1.34	1.37	1.31	1.33
Return on average stockholders’ equity	8.75	8.94	9.85	8.85	9.55
Return on average tangible stockholders’ equity (1)	16.76	17.01	19.45	16.89	18.85
Efficiency ratio (2)	40.99	38.50	36.40	39.74	36.62
Operating expenses to average assets	1.45	1.37	1.26	1.41	1.24
Interest rate spread	3.41	3.54	3.45	3.48	3.45
Net interest margin	3.50	3.58	3.42	3.54	3.41
Shares used for basic EPS computation	436,179,448	435,563,415	434,184,751	435,872,952	433,137,053
Shares used for diluted EPS computation	436,616,952	436,413,349	434,623,527	436,519,866	433,488,362

OPERATING EARNINGS DATA: (3)
Operating earnings	$113,160	$117,200	$129,942	$230,360	$255,817
Basic operating earnings per share	0.26	0.27	0.30	0.52	0.59
Diluted operating earnings per share	0.26	0.27	0.30	0.52	0.59
Return on average assets	1.11%	1.15%	1.22%	1.13%	1.20%
Return on average tangible assets (1)	1.23	1.27	1.35	1.25	1.33
Return on average stockholders’ equity	8.29	8.51	9.74	8.40	9.56
Return on average tangible stockholders’ equity (1)	15.90	16.21	19.24	16.06	18.87
Operating efficiency ratio (2)	42.21	39.59	36.56	40.90	36.33

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.
(2)	We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.
(3)	Please see the reconciliations of GAAP and operating earnings earlier in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At or for the Three Months Ended
	June 30,	March 31,	December 31,
	2011	2011	2010
CAPITAL MEASURES:
Book value per share	$12.71	$12.67	$12.69
Tangible book value per share (1)	7.00	6.94	6.91
Stockholders’ equity to total assets	13.69%	13.50%	13.42%
Tangible stockholders’ equity to tangible assets (1)	8.03	7.87	7.79
Tangible stockholders’ equity to tangible assets excluding accumulated
other comprehensive loss, net of tax (1)	8.15	7.99	7.90

ASSET QUALITY RATIOS:
Non-performing non-covered loans to total loans	1.76%	2.19%	2.23%
Non-performing non-covered assets to total assets	1.38	1.58	1.58
Allowance for losses on non-covered loans to non-performing non-
covered loans	26.73	23.72	25.45
Allowance for losses on non-covered loans to total non-covered loans	0.55	0.61	0.67
Net charge-offs during the period to average loans outstanding during
the period (non-annualized)	0.09	0.14	0.05
Net charge-offs during the period to the average allowance for losses
on non-covered loans during the period	18.26	24.39	8.91

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.

Footnotes to the Text

(1)	Please see the reconciliations of our GAAP and cash earnings that appear elsewhere in this release.
(2)	Please see the reconciliations of our GAAP and operating earnings that appear elsewhere in this release.
(3)	Please see the reconciliations of our stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear elsewhere in this release.
(4)

The 7.7% annualized growth rate in loans held for investment excludes the impact of the sale of C&I loans totaling $92.1 million in connection with the disposition of the Company’s insurance premium financing business in the second quarter of the year.

(5)

We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director,
Investor Relations & Corp. Communications